SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                 FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                    Commission File Number:  0-13817

                        MARGATE INDUSTRIES, INC.
         (Exact Name of Registrant as specified in its Charter)


               129 NORTH MAIN STREET, YALE, MICHIGAN 48097
          (Address of Principal Executive Offices)   (Zip Code)

                             (810) 387-4300
          (Registrant's Telephone Number, including area code)

       Securities registered pursuant to Section 12(g) of the Act:
                      COMMON STOCK, $.015 PAR VALUE
        (Title of each class of securities covered by this Form)

                                  None
   -------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ ]     Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii) [X]
     Rule 12h-3(b)(1)(i)  [ ]     Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: 393

     Pursuant to the requirements of the Securities and Exchange Act of 1934, Margate Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Margate Industries, Inc.


Date:  May 30, 2002      By: /s/ WILLIAM H. HOPTON
                            -----------------------------
                            William H. Hopton, President